UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): March 28, 2014

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 730-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

Reedsport, Oregon Update

Ocean Power Technologies (the “Company”) and the U.S. Department of Energy (the “DOE”) agreed in principle on March 28, 2014 to proceed with a termination by mutual agreement of the Company’s contract with the DOE covering the ocean deployment of a single PowerBuoy off the coast of Reedsport, Oregon.

As previously disclosed, the Reedsport project encountered a considerable increase in costs related to the project. The Company was unable to obtain the required financing directly related to the completion of the project. In light of the determination to terminate by mutual agreement, the Company and the DOE are discussing the steps necessary to close out the project. The Company does not expect the termination of the contract to have a material impact on its reported financial position.

Australia Update

On April 1, 2014, the Company announced receipt by its indirect subsidiary Victorian Wave Partners of approximately A$5 million in initial grant funding under the announced A$66.5 million grant awarded to VWP by the Australian Renewable Energy Agency. The grant requires the raising of significant additional funding by VWP as well as the completion of specific milestones. VWP will be deferring revenue recognition of this payment pending satisfaction of certain grant requirements.

The Company issued a press release announcing the receipt of grant funds, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press release issued by the Company dated April 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: April 1, 2014	By:	/s/ Mark A. Featherstone
Mark A. Featherstone
Chief Financial Officer